Exhibit No. 10.6
          Teaming agreement with Rafael Armament Development Authority
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                               TEAMING AGREEMENT

Agreement made the 3rd day of FEB 1998, by and between ECSI International, Inc., 23 Just Road, Fairfield, New Jersey 07004 USA, (hereinafter "ECSI") and RAFAEL Armament Development Authority, P.O. Box 2250, Haifa, Israel (hereinafter "RAFAEL").

WHEREAS RAFAEL is the developer of GAMMA 2000, Pre-emptive Intrusion Prevention System (hereinafter "System") retains rights therein, including but not limited to patents pending, and

WHEREAS, ECSI is in the Security Business with expertise in Infrared Perimeter Intrusion Detection (IPID)systems, Fiber Optic Intelligence Detection Systems (FOIDS), and the marketing and sales thereof to military and paramilitary forces in the United States and worldwide; and

WHEREAS, in the manner described in this Agreement, the parties desire to team together on an exclusive basis for the United States for the purpose of marketing and selling the System; and

WHEREAS the parties desire to define and record the terms and conditions of their teaming arrangement.

NOW THEREFORE, in consideration of the terms, conditions and mutual covenants herein contained, the parties hereto agree as follows:

1.    Preamble and Annexes

      The preamble to this Teaming Agreement and all annexes attached hereto form an integral part hereof.

2.    Formation and Purpose

      2.1 The parties hereby associate themselves together and team up on an exclusive basis for the purpose of marketing and selling the System in the United States. Further, in conjunction with this purpose, the parties shall prepare proposals for submission to prospective purchasers of the System. Nothing herein shall be deemed to confer any rights or impose any obligation or restriction on either party, except as set forth in this Teaming Agreement.

/s/ J.N.


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      2.2   Each party shall bear its own costs and expenses arising out of the fulfillment of the terms of this Teaming Agreement. RAFAEL and ECSI shall at all times remain independent contractors and the team shall not constitute a joint venture, partnership or other business association. Nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of the parties hereunder.

3.    Marketing of the System and Division of Responsibilities

      3.1 ECSI shall be responsible for the creation of marketing opportunities for the System and shall acquire Request for Proposals for the System in the United States (hereinafter "RFP"). ECSI shall deliver copies of the RFP to RAFAEL and recommend actions by RAFAEL for the preparation and submittal of the proposals for the System to prospective purchasers in the United States.

      3.2 Unless otherwise agreed by the parties, ECSI shall act as the Contractor to the purchaser and RAFAEL shall act as ESCI's supplier in connection with the projects arising from the RFPs proposals pursuant to the provisions of Clause 3.1 (when agreed upon by ESCI and RAFAEL), and in accordance with the workshare as set forth below.

      3.3 ECSI shall lead all marketing efforts for the System in the United States. RAFAEL shall assist ECSI in the marketing of the System in the United States in accordance with an agreed marketing plan to be developed within 3 months of the date of this Agreement. In accordance with the aforesaid marketing plan each party will make available appropriate management and technical personnel for meetings and other contacts with the prospective purchaser of the System in an effort to win contract award. Each party shall provide relevant marketing information to the other so as to assist in the marketing effort.


/s/ J.N.
/s/ [ILLEGIBLE]

      3.4 The workshare division of responsibilities between the parties shall be in accordance with the following principles:

            a)    The System is assembled from several Sub-Systems:

            b) RAFAEL shall produce all the Sub-Systems and provide the technical support required for the System, and ECSI shall provide application engineering, site design, System assembly and installation, testing, field supervision, maintenance and training in relation to the System.

            c) In accordance with a training plan and license, which shall be attached hereto as Annex B, RAFAEL shall provide training

/s/ J.N.


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                  material and train ESCI personnel and license ECSI for the purpose of final System assembly and testing, installation and field testing, maintenance and provision of training in relation to the System.

4.    Proposal Preparation and Subcontract Negotiation

      4.1 In response to an RFP or where the parties have agreed to submit an unsolicited proposal to a prospective purchaser; ESCI shall prepare it's part of the proposal (based on its workshare) and shall be responsible for the integration of the RAFAEL Proposal (see Clause 4.2, below) and the submission of the integrated proposal to the prospective purchaser (hereinafter "Proposal"). In addition, ESCI shall present to RAFAEL for review and comment the Proposal prior to its submission to the prospective purchaser. Finally, a copy of the Proposal actually submitted to the prospective purchaser shall be provided by ESCI to RAFAEL.

      4.2 RAFAEL shall prepare that part of the proposal relating to its assigned workshare (hereinafter, "RAFAEL Proposal"). ESCI shall identify RAFAEL in the Proposal, and in all negotiations and discussions in connection thereto, as its team member and the respective areas of responsibility of the parties. ESCI shall not make any changes to the RAFAEL Proposal without RAFAEL's prior written approval.

      4.3 In order to accomplish the purpose of this Agreement it may be necessary for the parties to exchange between them proprietary information. Proprietary Information shall be treated in accordance with the Non Disclosure Agreement signed between the parties and attached to this Agreement as Annex A. The Non Disclosure Agreement shall survive the termination or expiration of this Agreement.

      4.4 Negotiations shall be led by ESCI, but RAFAEL shall have the right to actively participate in all such negotiations. ESCI shall not enter into a Contract based on a Proposal prior to the agreement of ESCI and RAFAEL as to its terms.

      4.5 Upon the award of a Contract based on a Proposal, ESCI shall issue and RAFAEL shall accept a contract which shall be flow down from the obligations contained in the Contract and which shall be based on the RAFAEL Proposal to the extent included in the Contract.

      4.6 Each party shall bear its own costs and expenses in preparation and presentation of a proposal, and subsequent contract negotiations.

/s/ J.N.


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5.    Exclusivity

      The parties hereto agree that during the term of this Teaming Agreement, neither party will participate in any other team efforts, or assist in any way, directly or indirectly, any competitor in the Preemptive Intrusion Prevention System area in the United States.

6.    Validity, Duration and Termination

      6.1 This Teaming Agreement shall be effective as of the date of the last party to sign said Agreement and shall be valid for a period of three (3) years therefrom, but shall be extended for the period of the validity of any Proposal issued in accordance with the terms of this Agreement with respect to said Proposal only. The Agreement shall be extended for another period of three (3) years is RAFAEL's sales volume in the first three (3) years period will reach the amount agreed upon in the marketing plan.

/s/ J.N.
/s/ [ILLEGIBLE]

      6.2 Notwithstanding the aforesaid, this Agreement may be terminated by either party under any of the following circumstances:

            (i) In the event the other party ceases to conduct its operations in the normal course of business, or if a proceeding under any bankruptcy or insolvency law is brought by or against that party, or if a receiver for said party is appointed or applied for, or shall commence winding-up by reason of insolvency or shall make assignment for the benefit of creditors; or

            (ii) In the event that one party hereto shall be in breach of any material obligation hereunder and shall, after having received written notice from the other party, fail within thirty (30) days of receipt of such notice to remedy such breach.

            (iii) In the event the parties cannot agree on the terms of the ECSI training plan and license within 120 days from signature of this Agreement.

7.    Notices and Correspondence

      Any notice, consent, demand or request, required or permitted by this Agreement, shall be in writing, and shall be given, and deemed to have been given, as follows: when personally delivered, upon date of delivery; or when mailed, ten (10) days after deposit in the United States mail or Israeli mail, respectively, postage prepaid, registered, return receipt requested; or when telefaxed, upon receipt of answer-back confirmation; all addressed as follows:

/s/ J.N.


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      RAFAEL ARMAMENT DEVELOPMENT AUTHORITY
      P.O. Box 2250
      Haifa, Israel
      Attn:
      Telefax:

      ECSI
      23 Just Road
      Fairfield, NJ 07004
      USA
      Attn:
      Telefax:
      All correspondence and communication between the parties shall be in the English language.

8.    Governing Law and Dispute Resolution

      8.1 This Teaming Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the State's conflict of laws principles.

      8.2 Any and all disputes arising under or related to this Agreement shall be referred to the Head of the RAFAEL Platforms Directorate and the President of ECSI for amicable resolution. In the event that the parties cannot so amicably resolve said dispute then the matter shall be resolved by final and binding arbitration, pursuant to the then rules and regulations of the American Arbitration Association
            (AAA) in New York, New York, USA.

9.    Miscellaneous

      9.1 Neither party to this Teaming Agreement shall have the right to bind or to make commitments or obligations of any kind for or on behalf of the other party without the prior written consent of the other party.

      9.2 This Teaming Agreement is severable so that any term or provision hereof which is held by a Court having competent jurisdiction thereof to be void or illegal under applicable law shall not affect the validity and enforceability of the remainder of said Agreement.

/s/ J.N.


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      9.3   Neither party shall sell, assign, or in any manner transfer its rights, duties or obligations under this Teaming Agreement without obtaining prior written consent of the other party, which shall not be unreasonably withheld. Notwithstanding the aforesaid RAFAEL shall be entitled to assign its obligations to RAFAEL Armament Development Ltd.

      9.4 Titles of articles in this Teaming Agreement are for reference only and shall not be construed in determining the intent or construction of such articles.

      9.5 Any failure of either party to enforce any provision of this Agreement shall not constitute a waiver of such provision or prejudice the right of that party to enforce said provision at any subsequent time.

10.   Complete Agreement

      This Teaming Agreement expresses the complete, final and only agreement of the parties as of the date of signature hereof, and hereby supersedes any and all previous agreements, undertakings or understandings (whether written, oral or implied) between the parties relating to the subject matter of this Teaming Agreement. This Agreement may be varied or modified only by an instrument in writing of subsequent date hereto duly executed by authorized representatives of the parties.

      IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS:

      The State of Israel/          ECSI International, Inc.
      Ministry of Defense/
      Armament Development
      Authority - RAFAEL
      By                            By /s/ Arthur Birch
      Name                          Name ARTHUR BIRCH
      Title                         Title PRES. + CEO
      Date                          Date 2-3-98

      By
      Name
      Title
      Date

/s/ J.N.


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